Exhibit 99.1

Contact:
Linda Duke
415-492-4534
duke@dukemarketing.com

RUBIO’S® RESTAURANTS, INC. APPOINTS
DANIEL E. PITTARD PRESIDENT AND CEO

CARLSBAD, Calif. — August 21, 2006 - Rubio’s Fresh Mexican Grill® (NASDAQ: RUBO) announced today the appointment of Daniel E. Pittard to the positions of President and Chief Executive Officer.

“With a proven record of strategic vision, financial acumen, and operational success, Dan is an outstanding addition to lead our executive management team,” said Ralph Rubio, Chairman and Co-Founder of Rubio’s. “I look forward to working with him to successfully grow our brand.”

Mr. Pittard’s diverse background includes key executive positions at companies including McKinsey & Company, PepsiCo, Inc., and Amoco Corp. (now part of BP).  As a partner at McKinsey & Company, Mr. Pittard served a wide range of clients including consumer companies that he helped develop profitable growth strategies and build new organizational capabilities. He was also active in the operations and technology practices as well as the Corporate Leadership Center.  During his tenure at PepsiCo, Inc., he held several senior executive positions.  These included Senior Vice President, Operations for PepsiCo Foods International and Senior Vice President and General Manager, New Ventures for Frito-Lay.  In the latter position he worked with Taco Bell to introduce Taco Bell products into supermarkets.  At Amoco Corp., he was Group Vice President with responsibility for several businesses with over $8 Billion in revenues.  The largest business was the retail business that had 8,000 locations.  He led a shift in strategy that resulted in a record number of new sites, reversed market share erosion and drove up convenience store sales and margins.  As part of the strategy, he led a strategic alliance with McDonalds to build joint locations.  Most recently, Mr. Pittard has been a private investor serving on the Boards of Directors of private and public companies as well as on occasions serving as Executive Chairman and interim CEO.

Mr. Pittard graduated from the Georgia Institute of Technology with a B.S. degree in Industrial Management and received an M.B.A. from the Harvard Graduate School of Business Administration. He currently resides in the San Diego area.

Mr. Pittard will report to the Board of Directors. Working closely with Mr. Rubio, Mr. Pittard will work to build on the brand’s strengths and accelerate the profitable growth of the company. “This is truly an exciting time to be a part of the Rubio’s brand,” said Dan Pittard. ”I look forward to leading the team that will take Rubio’s to the next level.”

About Rubio’s® Restaurants, Inc.

Rubio’s Fresh Mexican Grill® (NASDAQ: RUBO) Bold, distinctive, Baja-inspired food is the hallmark of Rubio’s Fresh Mexican Grill. The first Rubio’s® was opened in Mission Bay, a community of San Diego, in 1983 by Ralph Rubio and his father, Ray Rubio. Rubio’s is credited with introducing fish tacos to Southern California and starting a phenomenon that has spread coast to coast. In addition to our chargrilled, marinated chicken, slow-roasted pork carnitas and carne asada, Rubio’s menu features seafood items including grilled Mahi Mahi and shrimp. Guacamole and a variety of salsas and proprietary sauces are made from scratch daily. The menu includes Street TacosSM, burritos, salads and bowls, tacos, quesadillas, HealthMex® items with less than 20 percent of calories from fat, and domestic and imported beer in most locations. Each restaurant design is reminiscent of the relaxed, warm and inviting atmosphere of Baja California, a coastal state of Mexico. Headquartered in Carlsbad, California, Rubio’s operates, licenses or franchises more than 150 restaurants in California, Arizona, Colorado, Utah and Nevada. More information can be found at rubios.com.